Exhibit 10.13

BOTETOURT BANKSHARES, INC. AND BANK OF BOTETOURT

ANNUAL EXECUTIVE BONUS PLAN

As adopted by the Board of Directors on November 23, 2010

OBJECTIVES

On November 23, 2010, the Board of Directors established the Annual Executive Bonus Plan (the “Plan”) to further the profitability of the Company and the Bank by including performance-based compensation as a component of an executive’s annual compensation. This Plan will replace the current bonus methodology used by the Company and the Bank. The Plan is designed to reflect the current market for community bank executive compensation and to promote high levels of corporate performance that will enhance long-term shareholder value. Only full-time employees may participate in the Plan. Participants in the Plan for 2011 include the President & CEO – Bank of Botetourt, Senior Vice President & Chief Financial Officer, Senior Vice President – Branch Administration, Senior Vice President – Financial Services, Senior Vice President & Chief Risk Officer, Senior Vice President – Bank Operations, and Senior Vice President – Business Banking & Commercial Lending (the “Senior Officers.”)

ADMINISTRATION & AWARDS

The Plan is administered by the Compensation Committee of the Company and the Bank, which is composed solely of three “outside directors” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). No member of the Compensation Committee, while serving in that capacity, is eligible to be granted a bonus under the Plan. The Compensation Committee has exclusive power to determine the conditions (including performance goals) to which the payment of the bonuses may be subject and to certify that performance goals are attained.

Performance goals may include specific operational objectives; performance ratios such as growth in gross or net recoveries; earnings per share; book value of the Company’s stock; loan loss reserves; net income (before or after taxes); expense management; earnings before or after taxes, interest, cash flow; market share (including market share within one or more specific branch markets); net worth; appreciation in stock price; revenues; favorable comparison to established budgets; customer satisfaction; attainment of strategic initiatives; and personal performance measures, as determined by the Compensation Committee.

The Plan initially includes three components: a Short-Term Component – Operational Objectives, a Short Term Component – Earnings Per Share or some other financial metric, and a Long Term Component tied to stock performance. The Compensation Committee will assign a weight to each component and establish a threshold, target or superior level of performance with respect to each goal or measure. For example, under the bonus plan that is in effect for 2011, an officer can earn a cash bonus up to 7.0% of salary by meeting specific operational objectives, and a payout of up to 8% of salary based upon the Company’s earnings per share performance. The Long-Term Component for 2011 is tied to three-year stock price performance.

As part of the establishment of performance goals, the Compensation Committee sets a bonus target or targets for each category and each participant in the Plan for the ensuing Plan year. If the performance goals established for a participant are met for the Plan year, the participant’s award will depend upon the level of achievement that the participant attained with respect to each goal, utilizing the formula set out in the Plan. Awards may range from 0% to the highest percentage set, applied to the participant’s salary. The maximum annual bonus payable to any participant under the Plan is not expected to exceed 30% of his or her salary. The only portion of the plan that is not capped automatically is the long-term portion tied to the Company’s stock price performance. Since the Compensation Committee believes that the practical cap on the stock price and the limitation of the multiplier being based on a relatively small percentage of base salary, the effect is that annual bonuses from that portion of the plan are limited, as well.

Within 60 days after the end of a calendar year, the Compensation Committee will consult with the President and Chief Executive Officer – Bank of Botetourt and then certify whether or not the performance goals of the participants have been attained. The Committee then will report to the Board the amount of the bonus, if any, to be awarded to each participant. Once the bonus for a particular Plan year is so determined, it shall be paid in cash. However, in its discretion, the Compensation Committee may establish that the Plan provide for awards in any combination of cash, restricted stock or other equity securities; provided, however, that such equity securities are issued in accordance with the terms of shareholder approved equity plans.

Each year going forward, within 60 days after the end of the previous year, the Compensation Committee will determine if it will adopt a bonus plan for that year and, if so, what new bonus targets and performance goals the Plan will include.

TAX CONSEQUENCES

We do not intend to submit this Plan to our shareholders for approval pursuant to the requirements of Code Section 162(m). Code Section 162(m) limits the allowable deduction for federal income tax purposes for compensation paid to a “covered employee” (as defined in that section) of a public company to $1 million per year (“Deduction Limit”) unless it meets certain criteria, including that the Plan has been submitted to and approved by shareholders. None of our employees are expected to earn close to $1 million per year.

Even so, the Compensation Committee does intend, to the extent practicable, to structure incentive compensation programs to satisfy the requirements for the “performance-based compensation” in most respects, including that: (a) the compensation must be payable on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; and (c) the compensation committee must certify in writing that the performance goals have been satisfied prior to payment.

AMENDMENT & TERMINATION

The Compensation Committee may terminate the Plan at any time. The Compensation Committee may at any time, or from time to time, amend or suspend and, if suspended, reinstate the Plan in whole or in part. The Compensation Committee may decide in any year not to offer bonuses under the Plan. Notwithstanding the foregoing, the Plan shall continue in effect to the extent necessary to settle all matters relating to the payment of bonuses awarded prior to any such termination or suspension.

If a participant’s employment with the Bank is terminated due to the participant’s death or disability, or a change in control of the Bank, he or she may be entitled to such bonus, if any, as the Compensation Committee, in its sole discretion, may determine. In the event of a participant’s discharge for cause from the employ of the Bank, he or she shall not be entitled to any amount of bonus. If an employee is terminated without cause, he or she shall be entitled to whatever bonus that has vested as of the date of termination. Vesting is determined by the Compensation Committee at its sole discretion.

THE SPECIFIC PLAN FOR 2011

We believe this Plan accomplishes several important goals. It is reasonable in cost, with no combination of bonuses expected to exceed 30% of any Senior Officer’s base salary on average. It contains both short-term and long-term components, aligning these employees with both short- and long-term Company objectives. It rewards Senior Officers for meeting very specific operational goals, while also rewarding them when the Company does well financially or when the stock price improves. We believe that this helps to align their interests with the long-term interests of senior management and shareholders, improving the long-term prospects of the Company.

In the initial year of the Plan, 2011, the Compensation Committee has decided, subject to full Board approval, to offer the following bonus compensation to Senior Officers. There will be three independent components to this Plan.

(1)	Short-Term Component – Operational Objectives: Within 90 days of approval of this Plan by the Board, the CEO of the Bank or the Company will establish specific operational objectives for each Senior Officer. In most cases, these will not be driven by financial performance, but rather be discreet tasks whose completion can be confirmed. This portion of the Plan will provide an additional 0% to 7% of the Senior Officer’s base salary, depending upon the determination by of the President & CEO of the Bank, at his sole discretion, that the officer accomplished the objectives set forth. This component of the Plan will not be subject to a clawback by the Company.

Bonus	Determination
Percentage of Base Pay
0.0%	Did not achieve objectives
3.5%	Met most of objectives
7.0%	Significantly met all objectives

(2)	Short Term Component – Earnings Per Share (EPS) will provide from 0% to 8% of the Senior Officer’s base salary depending upon the determination by Compensation Committee, on a sliding scale, of how well the Company performed in terms of earnings per share, as disclosed in the Annual Report or SEC filing, compared to budget. The table below describes the precise levels of earnings per share and the levels of bonus that they justify for 2011. The financial performance goals and the eligible bonus payouts may change substantially from year to year or even be eliminated in any year.

	Maximum Payout = 8%
Earnings per share	Target as Annually Determined by the Compensation Committee	Payout

TBD	85% of budgeted EPS	1.0%
TBD		2.0%
TBD		3.0%
TBD	100% of budgeted EPS	4.0%
TBD		5.0%
TBD		6.0%
TBD		7.0%
TBD	115% of budgeted EPS	8.0%

However, if EPS reported in the Company’s Annual Report or SEC filing is later restated to a lower number, the Senior Officer, whether or not still employed by the Bank or the Company at the time of the restatement, must return the amount of bonus payout that was not earned, based on the overstatement of EPS. For example, if EPS is originally reported to be the budgeted amount, (in this case earning a 4.0% bonus), and it is later restated to the next lower category (in this case earning a 3.0% bonus), the Senior Officer must return to the Bank the bonus paid (in this case representing 1.0% of his or her salary) when asked by the Bank or Company to do so. If the error ultimately resulting in the restatement, wholly or partly, is due to intentional or negligent reporting by that Senior Officer, he or she must return the entire bonus earned for that year. The Bank or Company may withhold other payments due to the Senior Officer, including salary, to ensure that the earnings per share bonus is paid back. The chart is illustrative and may be revised in future years based on the Committee’s recommendation.

(3)	Long Term Component will be based on stock appreciation. This bonus will vest over three years in quarterly portions, 1/12 each fiscal quarter. The formula for 2011 will be as follows. Take 10% of the Senior Officer’s projected base salary at the date of the grant, and determine how many shares of Company stock that amount of cash would purchase, based on the most recent price determined for the Company’s Dividend Reinvestment Plan. That provides the number of shares-multiplier. The initial price of the shares also will be the price determined most recently for the Dividend Reinvestment Plan. At the end of three years, the difference in the price at that time and the initial price, times the multiplier (based on the number of shares), if it is more than $0, will be the bonus. An example of that calculation follows.

Illustrative Calculation for Stock Appreciation Bonus
Assumed base salary	$100,000.00
10% incentive to calculate shares	$10,000.00
DRIP price per share on award date	$12.00
10% incentive divided by DRIP price per share =	833.33
Number of shares-multiplier ($10,000 / $14.50)
Round up multiplier to next whole number	833.00

DRIP price at November 10, 2010	$12.00
DRIP price in 2013 (merely an assumption for discussion purposes only)	$22.00

Stock price appreciation ($22.00 - $12.00)	$10.00

Shares-multiplier times stock appreciation (833 X $10)	$8,330.00

Cash bonus	$8,330.00
Expected tax withholding (estimated today at 35%)	$2,916.00
Estimated stock appreciation bonus paid after tax	$5,414.00

Again, this is only an example to illustrate the calculation. Also, in the event that the Senior Officer is found at fault in a later claim of securities fraud relating to the Company’s stock price, any stock appreciation bonus previously paid by the Bank or the Company to that officer within the prior three years must be returned by that officer to the Bank or the Company. The Bank or Company may withhold other payments due to the Senior Officer, including salary, to ensure that the stock appreciation bonus is paid back. In addition, the Bank and the Company reserve the right to take all other reasonable actions, including but not limited to reasonable collections actions, to recover that stock appreciation bonus.

Memorandum

To:	Senior Officers
From:	G. Lyn Hayth, III
Subject:	Botetourt Bankshares, Inc. and Bank of Botetourt 2011 Bonus Plan
Date:	November 29, 2010

We are pleased to present you this year with an opportunity to participate in our bonus plan. In addition to your salary and other benefits, you have an opportunity to earn a bonus containing three separate elements. There will be a Short-Term Component – Operational Objectives, a Short Term Component – Earnings Per Share, and a Long Term Component tied to stock performance. In any event, you will be eligible for each component of this bonus only if you are employed by the Bank or the Company at the end of the year and have not been terminated for cause after year end. Any terms used in this letter or the bonus plan will have the same meaning those same terms have in any employment, noncompete or change of control agreement you enter into with Bank.

The Short-Term Component – Operational Objectives is offered to reward you for completing tasks that may be outside your normal responsibilities or are special, one-time or infrequently recurring projects. In most cases, these objectives will not be directly related to financial performance. This component will be based on discreet operational tasks that the President & CEO assigns to you. Depending on your ability to complete those objectives, as determined by the President & CEO at his sole discretion, you will be eligible for a bonus up to 7% of your base salary. If you complete most of those objectives, you will receive a 3.5% bonus, and if you complete significantly all the objectives, you will receive up to a 7% bonus. Of course, if you complete less than most objectives, you may not receive any bonus at all for this portion. Again, the final determination of your satisfaction of these objectives will be made by the President & CEO.

The Short Term Component – Earnings Per Share is offered to align your interests further with the financial performance of the Company and the Bank overall this year. We chose earnings per share (EPS), as stated in the Annual Report or SEC filing, as the benchmark, because we believe it best captures in most years the overall performance of the Company and the Bank. Depending upon the “Earnings Per Share” table attached to this letter, you may receive from 0% to 8% of your base salary as a bonus. Of course, if our EPS does not reach the levels provide in the attached table, no bonus will be paid to you for this component. If reported EPS is later restated to a lower number, you must return to the Bank the amount of bonus payout that was not earned due to the overstatement of EPS, whether or not you are still employed by the Bank or the Company at the time of the restatement. This is typically referred to as a “clawback” provision. For example, referring to the attached table, if EPS is originally reported to be the budgeted amount (in this case earning you a 4% bonus), and it is restated later to the next lower category (in this case earning a 3% bonus), you must return to the Bank that portion of your bonus (in this case 1% of your base pay) when asked by the Bank or Company to do so. Of course, if the error ultimately resulting in the restatement is due to intentional or negligent reporting by you, you must return the entire bonus earned for that year for this component.

The Long Term Component – Stock Appreciation, is offered to align your interests further with long term performance of the Company (and Bank). As you know, our shareholders only succeed when our stock price trades at higher levels and we can pay a dividend. Of course, our price and dividends tend to do better over time when we perform better financially, although there is not a direct correlation. This component should align your interest with our stock performance. We certainly hope that you will buy Company common stock. However, this component of bonus compensation is designed to align your interests more closely with our shareholders, in addition to whatever Company common stock you might own.

This bonus will vest over three years in quarterly components, 1/12 each quarter. However, even if you leave our employment in two years, the calculation still is made in three years. Please look at the Stock Appreciation table on the attached, and we will provide an example. Say you left our employment voluntarily in two years. You would have earned 2/3’s (8 quarters/12 quarters) of your “shares – multiplier.” However, you earn nothing until we calculate stock price at the end of three years, which will be based on the valuation done for our Dividend Reinvestment Plan. As an example, if your multiplier was 600, at the end of two years you would have earned 400 (2/3 X 600). If the stock price lost money after three years or was equal to the starting price, you earn nothing, just like other officers participating in this Plan who worked all three years. However, if the stock price after three years earned $10 per share, you would earn $4,000 (400 X $10), even though you left early. This is the only component of this plan that will pay you even if you leave before the end of the period. As stated above, no bonus will be paid if you are not employed at the end of this year or are terminated with cause at any time. Also, in the event that you are found at fault in a later claim of securities fraud relating to the Company’s stock price that year, any stock appreciation bonus previously paid to you for the period of that fraud to present must be returned to us. We may withhold other payments due to you, including salary, to ensure that the stock appreciation bonus is recovered. In addition, in that event, we reserve the right to take all other reasonable actions, including but not limited to reasonable collections actions, to recover that stock appreciation bonus.

All of these potential bonuses are offered in an attempt to align your pay even more closely with your individual performance and the Bank’s performance. Also, our hope is that at least a portion of the bonus you receive will be reinvested into Company common stock, which will align your interests with the Company’s (and Bank’s) interest going forward. Your are free to do with your bonus as you wish, but we hope that you will use some of it to reinvest in the Company. If you wish to do this, you can buy shares on the market, or, if you participate in our Dividend Reinvestment Plan, you may make optional quarterly purchases under that plan. If you have any questions regarding this, please call G. Lyn Hayth, III, at 540-591-5008.

Thank you for your service to our Company and our Bank.

Sincerely,

G. Lyn Hayth, III

President & CEO

Bonus Tables

Short-Term Component – Operational Objectives

Bonus Percentage of Base Pay	Determination
0.0%	Did not achieve objectives
3.5%	Met most of objectives
7.0%	Significantly met all objectives

Short-Term Component – Earnings Per Share

	Maximum Payout = 8%
Earnings per share		Payout
TBD	85% of budgeted EPS	1.0%
TBD		2.0%
TBD		3.0%
TBD	100% of budgeted EPS	4.0%
TBD		5.0%
TBD		6.0%
TBD		7.0%
TBD	115% of budgeted EPS	8.0%

Long Term Component – Stock Appreciation

Illustrative Calculation for Stock Appreciation Bonus
Assumed base salary	$100,000.00
10% incentive to calculate shares	$10,000.00
DRIP price per share on award date	$12.00
10% incentive divided by DRIP price per share =	833.33
Number of shares-multiplier ($10,000 / $14.50)
Round up multiplier to next whole number	833.00

DRIP price at November 10, 2010	$12.00
DRIP price in 2013 (merely an assumption for discussion purposes only)	$22.00

Stock price appreciation ($22.00 - $12.00)	$10.00

Shares-multiplier times stock appreciation (833 X $10)	$8,330.00

Cash bonus	$8,330.00
Expected tax withholding (estimated today at 35%)	$2,916.00
Estimated stock appreciation bonus paid after tax	$5,414.00